RESTATED CERTIFICATE OF INCORPORATION

OF

HEARTLAND BRIDGE CAPITAL, INC., a Delaware corporation

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is Heartland Bridge Capital, Inc., originally formed under the name I-Web Media, Inc. in the State of Delaware on April 29, 2010.

2.    The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted and approved by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.  The certificate of incorporation of the Corporation is amended and restated in its entirety to read as follows:

RESTATED
 CERTIFICATE OF INCORPORATION
OF
HEARTLAND BRIDGE CAPITAL, INC.
(a Delaware corporation)

ARTICLE I

The name of this corporation is Heartland Bridge Capital, Inc.

ARTICLE II

The address of its registered agent in the State of Delaware is 1201 Orange Street, Suite 600, in the City of Wilmington, County of New Castle, 19899.  The name of its registered agent at such address is InCorp. Services, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”.  The total number of shares of Common Stock which this corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, par value $0.0001.  The total number of shares of Preferred Stock which this corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.0001.

The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware.  The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The Board of Directors also has express authority over any wholly unissued shares.

ARTICLE V

This corporation shall have perpetual existence.

ARTICLE VI

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

ARTICLE VIII

From time to time, any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed and other provisions, authorized by the laws of the State of Delaware at the time enforced, may be added or inserted in a manner and at the time prescribed by said laws.

ARTICLE IX

The Board of Directors of the corporation is expressly authorized to make, alter or repeal the Bylaws of the corporation.

ARTICLE X

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.  Meetings of the board of Directors may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the corporation may be kept, subject to any provisions contained in any laws of the State of Delaware, outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XI

The number of shares of the corporation outstanding and entitled to vote on this Restated Articles of Incorporation is 11,125,000 shares of common stock; that the said change(s) and the Restated Articles of Incorporation have been consented to and approved by a majority all of the stockholders of each class of stock outstanding and entitled to vote thereon.  The changes set forth herein shall be effective upon the filing of these Restated Articles of Incorporation.

This Restated Certificate of Incorporation shall be effective as of December 29, 2010.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 7th day of December, 2010.

/s/ James F. Groelinger	/s/ Frederick Larcombe
James F. Groelinger	Frederick Larcombe
Chief Executive Officer	Secretary

Dated: December 7, 2010	Dated: December 7, 2010